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                                 EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT
                            DATED OCTOBER 31, 1997
                                    BETWEEN
                        PACIFIC COMMUNITY BANKING GROUP
                                      AND
                              MR. E. LYNN CASWELL















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                          EMPLOYMENT AGREEMENT AND CONTRACT

THIS EMPLOYMENT AGREEMENT ("Agreement") is approved as of October 31, 1997, with an effective date of September 1, 1997 (the effective date of employment), by and between PACIFIC COMMUNITY BANKING GROUP ("PCBG" or "the Company"), with headquarters located at 23332 Mill Creek Drive, Suite 230, Laguna Hills, California 92653, and E. LYNN CASWELL, residing at 28551 Breckenridge Drive, Laguna Niguel, California 92677 (the "Employee").


     A. PCBG is a corporation organized for the purpose of carrying on the business of a multi-bank holding and financial services company.

     B. PCBG desires to avail itself of the skill, knowledge and experience of Employee/Founder in order to insure the successful management of its business;

     C. The parties hereto desire to specify the terms of Employee's employment by PCBG as its Chairman of the Board (as an Officer as well as Director position) and Chief Executive Officer in this written agreement which supersedes all prior agreements, whether written or oral; and

     D. The employment, the duration thereof, the compensation to be paid to Employee, termination and other terms and conditions of employment provided in this Agreement were duly fixed, stated, approved and authorized for and on behalf of PCBG by action of its Board of Directors at a meeting held on October 31, 1997.


     NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1.   TERM


     (a) Subject to the provisions below, PCBG agrees to employ Employee, and Employee agrees to be employed by PCBG, subject to the terms and conditions of this Agreement, for a five-year, four-month period commencing on September 1, 1997 and ending on December 31, 2002.

          The term for which Employee is employed hereunder is hereinafter referred to as the "Employment Period." The Term hereof shall be automatically renewed for a five-year period, unless written notice is given and received six months prior to the end of the contract term of the intention of either party not to renew the same.

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     2.   DUTIES AND AUTHORITIES


          (a) During the Employment Period, Employee shall devote all his productive time, ability and attention to the business and affairs of the Company. Employee shall not directly render service of a business, commercial or professional nature to any other person or organization without the consent of the Board of Directors of PCBG, provided, however, that nothing contained herein shall prohibit Employee from serving as an advisor or director of any corporation which does not compete with the business of the Company, or any charitable or non-profit organization. Employee agrees during the Employment Period to use his best efforts, skill and abilities to promote the Company's interests and to serve as the Chairman of the Board (as an Executive Officer as well as Director position) and Chief Executive Officer of the Company. Employee's duties shall include all responsibilities normally assigned to the Chairman and Chief Executive Officer. The Company shall also cause Employee to be nominated, and management proxies will be voted to elect Employee as a director of PCBG during the entire term of this Agreement, and as a director of any company that acquires PCBG during the term hereof. Employee shall receive any and all Director's fees paid to the Company's Directors during the term of this Agreement.

     3.   COMPENSATION

          (a). From the Commencement Date and continuing through the Term, the Company agrees to pay Employee a base annual salary in the amount of $135,000, payable in installments on the normal payroll dates of the Company, except as amended by Section 3(m) of this Agreement. Base salary, total cash compensation and total compensation of Employee shall in no event be less than that of any other Company officer or that of any officer of any subsidiary or affiliate, adjusted annually. The Board of Directors may elect to adjust upward the base annual salary and other compensation of Employee from time to time, at its sole discretion.

          (b). During the term of this Agreement, Employee shall also receive annual increases to the compensation described in Section 3.(a) equal to the cumulative annual increase to the Orange County Consumer Price Index as shown in the Los Angeles Times from time to time, but not less than 3% per annum.

          (c) During the term of this Agreement, the Company agrees within sixty days after the end of the fiscal year to pay to Employee a bonus of not less than 10% of Employee's base salary at the end of the Company's fiscal year. The amount may be increased at the discretion of the Board of Directors, or reduced or eliminated at its discretion if the Company's net pretax


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               profits are less than 0.80% of Average Assets of the Company for the fiscal year.

          (d) During the term of this Agreement, the Company agrees to pay to Employee an automobile expense allowance in the amount of $900.00 per month, and necessary insurance costs, such amount to be adjusted by 3% per annum. It is deemed in the Company's best interests to provide commercial insurance to afford greater protection to the Company from liability.

          (e) During the Employment Period, Employee shall be eligible to participate in any pension or profit-sharing plan, or similar benefit plan or retirement program of the Company now or hereafter existing, to the extent that he is eligible under the provisions thereof and commensurate with his position in relationship to other participants.

          (f) Employee will be entitled to vacation of four (4) weeks per annum during the term of this agreement, at the convenience of the Company. Employee will also be granted appropriate and reasonable time to attend industry meetings, seminars and conventions which are important to the Company's business, or of which the employee is an officer, Director or committee member. Employee shall also be granted appropriate and reasonable time to serve as a Director of the Federal Reserve Bank of San Francisco.

           (g) The Company will provide Employee and his dependents with group medical, accident, and health insurance coverage, without cost to Employee, and the Company will provide Employee income continuation disability insurance coverage consistent with Employee's executive employment, and life insurance coverage in an amount equal to four (4) times annual salary. Such insurance coverages shall take effect at the earliest possible date after the commencement date of this agreement. Company shall reimburse Employee for the uninsured or deductible portions of Employee's annual physical and Employee shall complete such physical each year during the employment term.

          (h) During the term of this Agreement, and effective as soon as practicable one year after the effective date of this contract, and subject to the successful completion of the first acquisition or merger transaction, PCBG shall purchase an income continuation policy or plan for the benefit of Employee to be effective at Employee's normal retirement date or full disability in an amount payable at $60,000 per annum for a period of fifteen
               (15) years after retirement. As a retirement and/or pension plan, the policy as funded shall be the property of Employee if Employee completes the term of this Agreement, or upon his death ownership shall pass to his spouse or to his estate should no spouse be living or existent


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               upon his death. The conditions contained in Section 9(a) herein shall also apply, but shall not change the provisions of this section.

          (i) In order for the Employee to carry out the Company's business interests, including entertainment, business development, and community responsibilities, the Company agrees within one (1) year of the effective date of this Agreement to purchase as owner for Employee's benefit and in Employee's name, an equity membership in an area country club of the Employee's choosing, at a reasonable cost as applicable to such area clubs. Upon Employee's termination or resignation for any reason, Employee may purchase said membership from the Company at its unamortized remaining balance, if any.

          (j) Upon timely presentation to the Company of necessary and proper documentation in accordance with the regulations of the Internal Revenue Service, the Company will reimburse Employee for any necessary, usual, customary and reasonable business expenses incurred by Employee in connection with his position or for the Company's benefit, including the costs of cellular phone service related to Company business. The company will also pay for the business related charges associated with the Employee's memberships at the Center Club, Costa Mesa, and the Balboa Bay Club, Newport Beach, as being advantageous to the Company's business and business development interests.

               Any expenses of Employee for his activities in industry association groups, the Federal Reserve Bank of San Francisco, or other business, industry, civic, or charitable organizations which are not reimbursed by those groups will be reimbursed by the Company to the Employee upon presentation of proper documentation.

               All of Employee's documented expenses paid for the benefit of the Company's organization from inception, for start-up costs, travel expense, and ongoing operations which have not been reimbursed will be repaid to Employee or credited to Employee's stock purchase commitment as a founding investor of the Company. Documentation to be provided to Company's outside auditors and accountants prior to stock distribution.

          (k) The Company agrees to grant to the Employee, as both Chief Executive Officer and as the Company Founder assuming the associated risks of such an enterprise, the greater of two hundred fifty thousand (250,000) ten year incentive stock option shares, or options equal to 5% of the Company's outstanding common stock after the option grant, at the earliest possible date after the effective date of this Agreement. The options will have an exercise price equal to the then fair market value of the Company's common stock on the date of grant of said option shares. Should regulations or the amount of outstanding Company stock not allow for the full grant contained in this Agreement, the remainder will be


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               automatically granted as available under the Company's Stock
               Option Plan. The options shall be vested immediately, but be exercisable after one (1) year, in an amount not to exceed 33 1/3 % per year for the first three years after exercise date, subject to Section 10 herein. The amount of the options granted to Employee shall remain at the greater of two hundred thousand (200,000) ten year incentive stock option shares, or options equal to 5% of the Company's outstanding common stock after the option grant during the term of this Agreement, or as soon as thereafter available under the terms of the Plan.

          (l) During the organization and initiation of PCBG's business affairs and operations Employee's salary and auto allowance will be prorated as follows:

               - One-half of the contract amount for the period from September 1, 1997 to the last day of the month following the first agreement on the principle terms of the Company's first proposed acquisition or merger transaction.

               - Full amount of the contract amount from the first of the month thereafter.

               - Benefits to be fully compensated or reimbursed from September 1, 1997.

               - Unpaid amounts, if any, from the above may be reimbursed or credited to Employee's stock purchase commitment as a founding investor of PCBG.

     4.   CONFIDENTIAL INFORMATION.

          Without the prior written permission of the Company in each case, Employee shall not publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Employee may obtain during the Employment Period, or which Employee may create prior to the end of the Employment Period relating to the business of the Company, or to the business of any customer or supplier of any of them; provided, however, Employee may use such information during the Employment Period for the benefit of the Company. At the termination or expiration of this Agreement, Employee shall return all documents, files, notes, writings and other tangible evidence of such confidential information to the Company.

     5.   COVENANT NOT TO SOLICIT CUSTOMERS OR FELLOW EMPLOYEES.

          Employee agrees that for a period of six (6) months following the termination of his employment, assuming that such termination was voluntary, he will not solicit


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          the business of any customer with whom the Company or a subsidiary bank has done business during the preceding one year period. If that termination is by action of the Board of Directors he shall be under no constraints regarding a covenant not to solicit customers or fellow employees. Employee further agrees not to solicit the services of any officer or employee of the Company during such 6-month period.

     6.   REMEDY.

          Employee understands that, because of the unique character of the services to be rendered by Employee hereunder, the Company would not have any adequate remedy at law for the material breach by Employee of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such material breach, the Company may in addition to the other remedies which may be available to it:

               (a) Declare forfeited any moneys representing salary, contingent payments or other fringe benefits due and payable to Employee, and, or alternatively,

               (b) File a suit in equity to enjoin Employee from the breach of such covenants.

     7.   TERMINATION OF EMPLOYEE WITHOUT CAUSE.

          The Board of Directors may not terminate Employee's employment hereunder without Cause. Employee shall not have the right to resign without cause. In the event that the Board of Directors and Employee shall mutually agree that irreconcilable differences unrelated to cause or any material breach of this agreement have arisen, they may mutually agree to the separation of Employee. In such case, Employee will be entitled to the remainder of all salary, benefits, options, and allowances due under this contract, but in no event less than the equivalent of two (2) years of said salary, benefits and allowances, adjusted for all applicable state and federal taxes.

     8.   Termination of Employee for Cause.

          (a) Notwithstanding anything herein contained, on or after the date hereof and prior to the end of the Employment Period, the Company shall have the right to terminate Employee's employment hereunder for Cause (as defined in Subsection 10(b) below) by giving to Employee written notice of such termination as of a date (not earlier than thirty (30) days after such notice) to be specified in such notice, and the Employment Period shall terminate on the date so specified, whereupon Employee shall be entitled to receive six (6) months salary at the rate provided in Section 3, plus his accrued vacation pay; provided, however, that if termination is due to physical or mental disability of Employee, such termination shall not affect any rights which Employee may have at the time of termination


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               pursuant to any insurance or other death benefit, bonus,
               retirement, or arrangements of the Company; or any stock option plan or any options thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements, and Sections 7, 8, and 9 of this Agreement.

          (b) For purposes of this Agreement, "Cause" shall mean the determination by the Board of Directors, acting in good faith and by two-thirds vote in a duly constituted meeting, that Employee has (i) willfully failed to perform or habitually neglected the appropriate duties which he is required to perform hereunder; or
               (ii) willfully failed to follow any significant policy of the Company which materially or adversely affects the condition of the Company; or (iii) engaged in any activity in contravention of any significant company policy, statute, regulation or governmental policy which materially or adversely affects the Company's condition; or (iv) willfully refused to follow any lawful and appropriate instruction from the Board of Directors unless Employee asserts that compliance with such instruction would cause the Company or Employee to violate any statute, regulation, governmental or Company policy; or (v) subject to Subsection (c) below, become physically or mentally disabled and evidences his inability to discharge his duties as Chief Executive Officer of the Company; or (vi) been convicted of or pleaded guilty or nolo contendere to any felony; or (vii) committed any act which would cause termination of coverage under the Company's Bond as to Employee, as distinguished from termination of coverage as to the Company as a whole. For purposes of this Agreement, "Cause" shall also mean the Company is required to remove or replace Employee by formal order or instruction, including a consent order or agreement, from the California State Banking Department, the Federal Reserve Bank, or any other supervisory authority having jurisdiction.

          (c) If Employee becomes disabled and such disability continues for a period of three hundred and sixty-five (365) consecutive days, then upon expiration of such 365-day period, if the term of this Agreement has not already expired, the Company may, in its discretion, terminate the Agreement and all benefits due hereunder, but Employee shall be entitled upon such termination to receive disability payments in accordance with such disability plan as may be established for the payment of disability benefits; provided, however, that if such disability is job related, as determined by an arbitrator mutually acceptable to the Company and Employee or Employee's representative, then the compensation due hereunder shall continue for the entire remaining term of this Agreement, but not less than three (3) years, and all options shall be handled as described in Section 9 under the "consulting" provisions therein. The provisions of Sections 3(g) and 3(h) shall also apply if Employee is disabled, in addition to the terms of this section.


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     9.   (a)  Should the Company determine to sell to or merge with another company, corporation, firm, or individual(s); or engage in a consolidation, dissolution or transfer of the assets of the Company, internally or externally in such a manner as to fundamentally change its existing structure, or transfer or sell effective (20% or more) or actual (50% or more) controlling ownership of the Company, the Company will, at the conclusion of such activity, and as a condition thereof, pay all remaining salary, benefits, and allowances due the Employee under this contract, but in no event, not less than the equivalent of three
               (3) years of said salary, benefits and allowances with the gross amount increased and adjusted for all applicable state and federal taxes. All other rights or benefits granted to Employee under the terms of this Agreement shall be immediately vested.

          (b) Such payment shall terminate this Agreement in all respects, but shall not prohibit Employee from continuing as an Employee under a new agreement with the Company or a successor company. Upon such events as described in Sections 7 and 8 herein, Employee will become a consultant of the Company or a successor company, without employment restriction, at a payment of $1.00 per year for a period equal to the remaining grant period of any unexercised stock options, and such options or replacement options shall remain in force for the full term of their original grant. Employee, at his sole discretion only, may waive the provisions of this Section.

     10. With respect to any stock options issued to the Employee that were outstanding on the date of the termination of his employment under Sections 8 and 9, any options which would become exercisable had the Employee remained in the employ of the Company through the end of the Employment Period but which are not exercisable on the effective date of the Employee's termination of employment under this Section 10 shall automatically become exercisable upon any such termination, and shall remain exercisable in full, as described in Sections 8 and 9 herein.

     11. The parties to this Employment Agreement and Contract agree that the compensation provisions are in all respects consistent with the experience, knowledge and skills of Employee, the risks to him associated with his position as Company founder, as well as the current general market conditions for financial industry executives with similar experience, knowledge, skills, and industry standing to that of the Employee. Nevertheless, Employee, as the Company's organizer, founder and initial shareholder, may at his sole discretion during the Employment Period, elect to postpone, waive, or otherwise modify (reduce to the Company's benefit) the terms and provisions of Sections Three (3) and Nine (9) of this Agreement if he deems such actions to be in the best interests of the Company. Notwithstanding the foregoing, the lack of any such postponement, waiver, or other such modification shall not be construed as a failure to consider the Company's best interests. Nor shall any such postponement, waiver, or other

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          such modification as to one or more provisions imply or be construed to imply a modification of any other provision contained herein, or that this Agreement in whole or in part is not in the best interests of PCBG.


     12   TERMINATION UPON EMPLOYEE'S DEATH; EFFECT OF TERMINATION ON OTHER
          PLANS.

          (a) Notwithstanding anything herein contained, if Employee shall die this Agreement shall terminate on the date of Employee's death, whereupon Employee's estate shall be entitled to receive his salary, accrued vacation, and any bonus earned up through the date of termination. Such termination shall not affect any rights which Employee may have at the time of his death pursuant to any other death benefit, bonus, or retirement benefit. Additionally, health insurance benefits for the Employee's spouse will be continued for a period of one year.

          (b) Notwithstanding anything herein contained, any termination of employment under this Section 11 shall not affect any accrued rights which Employee may have at the time of such termination, including, but not limited to, any of the Company's plans for arrangements for insurance, vacation, retirement, and stock options, which then accrued rights shall continue to be governed by the provisions of such plans and arrangements to the extent they are not inconsistent with the terms of this Agreement.

     13.  MODIFICATION.

          This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by written instrument duly executed by each party.

     14.  NOTICES.

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this
          Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of receipted certification thereof.

     15.  DISPUTE RESOLUTION PROCEDURES.

          Any controversy or claim arising out of this Agreement or the breach thereof, or the interpretation thereof, except for assertions of fraud or illegalities, shall be settled by binding arbitration in accordance with the Rules of the American


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          Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. In no event shall the demand for arbitration be made after the date when institution or legal or equitable proceedings based on such claim, dispute or other matters in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Any party desiring to initiate arbitration procedures hereunder shall serve written notice on the other party. The parties agree that an arbitrator shall be selected pursuant to these provisions within thirty (30) days of the notice of arbitration. In the event of any arbitration pursuant to these provisions, the parties shall retain the rights of all discovery provided pursuant to the California Code of Civil Procedure and the Rules thereunder, except that all time periods contained in said Code and Rules shall be shortened by fifty percent (50%) for purposes of arbitration proceedings hereunder.
          Any arbitration initiated pursuant to these provisions shall be on an expedited basis and the dispute shall be heard within one hundred twenty (120) days following the serving of the notice of arbitration and a written decision shall be rendered within sixty (60) days thereafter. All rights, causes of action, remedies and defenses available under California law and equity are available to the parties hereto and shall be applicable as though in a court of law. The parties shall share equally all costs of any such arbitration.

     16.  INDEMNIFICATION.

          The Company shall use its most diligent and best efforts to obtain and maintain a Directors and Officers Liability Insurance Policy in the largest amount available or reasonably affordable. In addition, to the fullest extent allowed by law, the Company shall indemnify Employee for any and all of his actions, or forbearance of any action, as an employee and Director of the Company, carried out or undertaken in good faith in the course of his duties, even if such is held to be negligent. The Company will indemnify Employee, defend, and bear the cost of defense with regard to any action or threatened action brought by a third party against the Employee (whether or not the Company is joined or included as a party defendant) and/or the Company. This indemnification shall include not only the costs of defense, but also any other expenses, judgements, fines, settlements, or other amounts actually and reasonably incurred. This indemnification does not and will not include illegal acts knowingly and willfully carried out by the Employee, but will include all actions carried out by the Employee acting in good faith and in a manner the Employee reasonably believed to be in the best interest of the Company, so long as the alleged actions by Employee arose out of and was within the course and full scope of his employment as an Officer and Director of the Company. Such indemnification shall also apply to any and all subsidiaries of the Company as regards the actions of Employee and his involvement and actions within or regarding those subsidiaries.

     17.  MISCELLANEOUS.


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          (a)  This Agreement is drawn to be effective in the State of
               California and shall be construed in accordance with California laws, except to the extent superseded by any other federal law. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and a duly authorized representative of the Company.

          (b) Any waiver by either party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          (c) Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Company, their successors and those who are its assigns under Section 8.

          (d) This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as provided in Subsection (c) above.

          (e) The headings in this Agreement are solely for the convenience of reference and shall be given no effect on the construction or interpretation of this Agreement.

          (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws, except where federal law governs.

     18.  RESIGNATION AS DIRECTOR UPON TERMINATION

          Upon termination of this Agreement, Employee, if he is then serving as a director of the Company, agrees to immediately resign his position as a director, unless otherwise agreed, by giving written notice of his resignation to the Secretary of the Board of Directors of the Company.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer or representative and Employee has executed this Agreement to be effective as of the day and year written above on Page 1 herein.

PACIFIC COMMUNITY BANKING GROUP    By: /s/ E. Lynn Caswell
                                      -----------------------------
                                      E. Lynn Caswell
                                      Chairman and Chief Executive Officer


EMPLOYEE:                          By: /s/ E. Lynn Caswell
                                      -----------------------------
                                      E. Lynn Caswell





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